Consent of Independent Registered Public Accounting Firm

Cue Health Inc.
San Diego, California
We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 29, 2022, relating to the financial statements of Cue Health Inc. (the “Company”), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

San Diego, California
March 29, 2022